TOYS“R”US, INC. REPORTS RESULTS FOR SECOND QUARTER 2016

•	Operating earnings improved by $3 million to $18 million

•	International same store sales grew for the tenth consecutive quarter

•	Net Leverage[1] was 6.0x, an improvement of 0.6x versus prior year

WAYNE, NJ (September 13, 2016) - Toys“R”Us, Inc. today reported financial results for the second quarter ended July 30, 2016. Consolidated same store sales increased by 0.5% and operating earnings improved to $18 million from $15 million. In addition, the company successfully reached an agreement to refinance all of its Toys“R”Us, Inc. 2017 notes and a portion of its 2018 maturities.
“We are pleased with our successful refinancing activities which will further strengthen the company’s financial foundation. This will enable us to continue to execute on our operational turnaround and compete in what continues to be a challenging retail environment,” said Dave Brandon, Chairman and Chief Executive Officer, Toys“R”Us, Inc. “As we enter the critical holiday season, we are focused on creating a world class shopping experience and ensuring that we consistently deliver the products our customers want, regardless of when and how they want to shop with us.”
Second Quarter Highlights

•
Consolidated same store sales increased 0.5%. International grew by 1.2%, driven by strength in the Canada and Asia Pacific markets. Domestic same store sales were flat with improvements in the seasonal and core toy categories, offset by decreases in the entertainment and baby categories. Domestic e-commerce sales were up 15%.

•
Consolidated net sales were $2,282 million, a decrease of $11 million compared to the prior year period. Excluding a $13 million favorable impact from foreign currency translation net sales declined by $24 million. The decrease was mainly attributable to Domestic store closures, which included the last FAO Schwarz store and our Times Square flagship store, partially offset by International same store sales growth.

•
Gross margin dollars were $862 million, a decline of $13 million compared to the prior year period. Excluding a $4 million favorable impact from foreign currency translation, gross margin dollars decreased by $17 million. Gross margin rate was 37.8%, a decrease of 40 basis points. Domestic gross margin rate declined by 70 basis points, primarily due to an increase in e-commerce sales coupled with lowering our free shipping threshold. International gross margin rate remained consistent with prior year.

•
SG&A was $783 million, a decrease of $13 million compared to the prior year period. Excluding a $3 million unfavorable impact from foreign currency translation, SG&A decreased by $16 million, largely due to a decline in flagship store occupancy costs.

•
Operating earnings were $18 million, compared to $15 million in the prior year period. Excluding a $2 million favorable impact from foreign currency translation, International segment operating earnings improved by $11 million, mainly due to an increase in gross margin dollars and a reduction in operating expenses. Domestic segment operating earnings declined by $18 million, mainly as a result of reduced gross margin dollars. Corporate overhead decreased by $8 million.

•	Adjusted EBITDA[2] for the quarter decreased by $1 million to $121 million, compared to $122 million in the prior year period.

•	Net loss improved by $4 million to $95 million, compared to $99 million in the prior year period.
Liquidity and Capital Spending
The company, including Toys“R”Us-Delaware, Inc., ended the second quarter with total liquidity of $1.0 billion, which was comprised of cash and cash equivalents of $420 million and availability under committed lines of credit of $571 million. Toys“R”Us-Delaware, Inc. ended the quarter with $557 million of liquidity, which was comprised of cash and cash equivalents of $174 million and availability under its revolving line of credit of $383 million.
Through the end of the second quarter, capital spending was $95 million, compared to $82 million in the prior year, an increase of $13 million.
As previously announced, on August 16, 2016, the company completed the offering to exchange the outstanding 10.375% senior notes due 2017 (the “2017 Notes”) and 7.375% senior notes due 2018 (the “2018 Notes”) for new 12% senior secured notes due 2021 (the “New Secured Notes”). On August 26, 2016, additional New Secured Notes were issued in a private placement. Altogether, $583 million of New Secured Notes were issued and $110 million in cash consideration was paid. As a result of the exchange and private placements, the company will redeem all of the outstanding 2017 Notes and $192 million of the 2018 Notes, with the remaining net cash proceeds available for general corporate purposes, including repayment of other indebtedness.

1 Net Leverage represents total debt outstanding less cash and cash equivalents and restricted cash attributed to debt as of the end of the quarter, divided by LTM Adjusted EBITDA.
2 A detailed description and reconciliation of EBITDA and Adjusted EBITDA for Toys“R”Us, Inc. and Toys“R”Us-Delaware, Inc., and management’s reasons for using these measures, are set forth at the end of this press release. LTM Adjusted EBITDA represents Adjusted EBITDA for the last twelve months.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 875 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 765 international stores and over 245 licensed stores in 37 countries and jurisdictions. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, the company provides shoppers with a broad online selection of distinctive toy and baby products. Toys“R”Us, Inc. is headquartered in Wayne, NJ, and has an annual workforce of approximately 62,000 employees worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. For more information, visit Toysrusinc.com or follow @ToysRUsNews on Twitter.
Forward-Looking Statements
All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, ability to repatriate cash from our foreign operations, ability to distribute cash from our operating subsidiaries to their parent entities, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
# # #
For more information please contact:
Lenders and Note Investors:
Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com
Media:
Amy von Walter, Executive Vice President, Global Communications & Public Relations at 201-815-9512 or Amy.vonWalter@toysrus.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$2,282	$2,293	$4,601	$4,618
Cost of sales	1,420	1,418	2,893	2,881
Gross margin	862	875	1,708	1,737
Selling, general and administrative expenses	783	796	1,588	1,623
Depreciation and amortization	84	86	164	173
Other income, net	(23)	(22)	(55)	(44)
Total operating expenses	844	860	1,697	1,752
Operating earnings (loss)	18	15	11	(15)
Interest expense	(102)	(106)	(225)	(220)
Interest income	—	—	1	1
Loss before income taxes	(84)	(91)	(213)	(234)
Income tax expense	9	6	5	2
Net loss	(93)	(97)	(218)	(236)
Less: Net earnings attributable to noncontrolling interest	2	2	3	3
Net loss attributable to Toys “R” Us, Inc.	$(95)	$(99)	$(221)	$(239)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	July 30, 2016	January 30, 2016	August 1, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$420	$680	$417
Accounts and other receivables	279	225	243
Merchandise inventories	2,513	2,270	2,211
Current deferred tax assets	—	—	41
Prepaid expenses and other current assets	132	113	149
Total current assets	3,344	3,288	3,061
Property and equipment, net	3,106	3,163	3,222
Goodwill	64	64	64
Deferred tax assets	103	96	128
Restricted cash	52	52	53
Other assets	238	247	257
Total Assets	$6,907	$6,910	$6,785

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,359	$1,699	$1,246
Accrued expenses and other current liabilities	863	994	889
Income taxes payable	36	32	27
Current portion of long-term debt	80	73	226
Total current liabilities	2,338	2,798	2,388
Long-term debt	5,216	4,612	4,970
Deferred tax liabilities	73	64	112
Deferred rent liabilities	343	345	342
Other non-current liabilities	242	245	260
Temporary equity	119	111	85
Total stockholders’ deficit	(1,424)	(1,265)	(1,372)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$6,907	$6,910	$6,785

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015
Cash Flows from Operating Activities:
Net loss	$(218)	$(236)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	164	173
Amortization and write-off of debt issuance costs and debt discount	17	21
Deferred income taxes	4	2
Unrealized (gains) losses on foreign exchange	(9)	3
Other	17	(9)
Changes in operating assets and liabilities:
Accounts and other receivables	3	4
Merchandise inventories	(200)	(166)
Prepaid expenses and other operating assets	(12)	(15)
Accounts payable, Accrued expenses and other liabilities	(531)	(435)
Income taxes payable, net	(28)	(17)
Net cash used in operating activities	(793)	(675)
Cash Flows from Investing Activities:
Capital expenditures	(95)	(82)
Proceeds from sales of fixed assets	2	12
(Increase) decrease in restricted cash	(2)	1
Acquisitions	—	(2)
Net cash used in investing activities	(95)	(71)
Cash Flows from Financing Activities:
Long-term debt borrowings	748	669
Long-term debt repayments	(132)	(205)
Short-term debt borrowings, net	6	8
Capitalized debt issuance costs	(3)	(2)
Distribution to noncontrolling interest	(12)	—
Net cash provided by financing activities	607	470
Effect of exchange rate changes on Cash and cash equivalents	21	(5)
Cash and cash equivalents:
Net decrease during period	(260)	(281)
Cash and cash equivalents at beginning of period	680	698
Cash and cash equivalents at end of period	$420	$417

OPERATING METRICS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Domestic Segment:
Operating Data
Gross margin as a percentage of net sales	35.5%	36.2%	35.4%	36.1%
Same store sales	0.0%	(2.5)%	0.1%	(2.4)%
Change in number of transactions	(0.5)%	(4.8)%	(0.5)%	(4.5)%
Change in average basket size	0.5%	2.3%	0.6%	2.1%
Net Sales by Product Category
Baby	45.2%	45.5%	47.1%	47.1%
Core Toy	14.2%	13.8%	14.0%	13.3%
Entertainment	4.7%	5.7%	5.2%	6.5%
Learning	17.8%	18.1%	17.8%	17.8%
Seasonal	17.2%	15.8%	15.3%	14.4%
Other (1)	0.9%	1.1%	0.6%	0.9%
Total	100%	100%	100%	100%

International Segment:
Operating Data
Gross margin as a percentage of net sales	41.2%	41.2%	39.9%	40.2%
Same store sales (2)	1.2%	3.3%	1.8%	2.3%
Change in number of transactions	(1.5)%	(2.5)%	(1.2)%	(0.9)%
Change in average basket size (2)	2.7%	5.8%	3.0%	3.2%
Net Sales by Product Category
Baby	26.6%	25.4%	26.7%	26.0%
Core Toy	20.1%	20.1%	20.4%	20.3%
Entertainment	4.9%	5.8%	5.1%	6.0%
Learning	27.3%	26.9%	28.1%	27.3%
Seasonal	20.2%	20.9%	18.8%	19.5%
Other (3)	0.9%	0.9%	0.9%	0.9%
Total	100%	100%	100%	100%

Consolidated:
Operating Data
Gross margin as a percentage of net sales	37.8%	38.2%	37.1%	37.6%
Same store sales (2)	0.5%	(0.2)%	0.7%	(0.6)%
Change in number of transactions	(1.0)%	(3.8)%	(0.8)%	(2.8)%
Change in average basket size (2)	1.5%	3.6%	1.5%	2.2%

(1)	Consists primarily of non-product related revenues.

(2)	Excludes the impact of foreign currency translation.

(3)	Consists primarily of non-product related revenues, including licensing revenue from unaffiliated third parties.

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
Reconciliation of Net loss attributable to Toys “R” Us, Inc. to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		26 Weeks Ended		LTM
(In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net loss attributable to Toys “R” Us, Inc.	$(95)	$(99)	$(221)	$(239)	$(112)	$(187)

Add:
Income tax expense	9	6	5	2	79	32
Interest expense, net	102	106	224	219	431	458
Depreciation and amortization	84	86	164	173	334	351
EBITDA	100	99	172	155	732	654

Adjustments:
Compensation expense (a)	7	8	14	11	27	28
Certain transaction costs (b)	5	1	10	2	21	(1)
Foreign currency re-measurement (c)	4	9	(9)	3	(1)	18
Net earnings attributable to noncontrolling interest	2	2	3	3	6	6
Sponsors’ management and advisory fees (d)	1	—	3	5	4	11
Severance	1	8	3	13	14	15
Impairment of long-lived assets	1	2	1	4	13	10
Litigation (e)	—	(1)	4	(1)	4	(9)
Property losses, net of insurance recoveries (f)	—	—	(1)	—	(2)	(2)
Store closure costs (g)	—	—	—	4	3	3
Net gains on sales of properties	—	(6)	—	(7)	(13)	(9)
Adjusted EBITDA (h)	$121	$122	$200	$192	$808	$724

A reconciliation of Net (loss) earnings to EBITDA and Adjusted EBITDA for Toys “R” Us-Delaware, Inc. is as follows:

	13 Weeks Ended		26 Weeks Ended		LTM
(In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net (loss) earnings	$(59)	$(57)	$(115)	$(135)	$5	$(121)

Add:
Income tax expense	7	3	9	4	32	2
Interest expense, net	36	39	81	86	151	200
Depreciation and amortization	53	58	104	115	214	230
EBITDA	37	43	79	70	402	311

Adjustments:
Compensation expense (a)	1	—	2	2	—	12
Certain transaction costs (b)	5	—	8	—	15	(3)
Foreign currency re-measurement (c)	4	9	(9)	3	(1)	18
Sponsors’ management and advisory fees (d)	1	—	3	4	5	10
Severance	—	4	1	8	7	9
Impairment of long-lived assets	1	1	1	2	1	3
Litigation (e)	—	—	—	—	—	(8)
Property losses, net of insurance recoveries (f)	—	—	—	—	(1)	(2)
Store closure costs (g)	—	—	7	7	10	24
Net gains on sales of properties	—	—	—	—	(1)	—
Adjusted EBITDA (h)	$49	$57	$92	$96	$437	$374

(a)	Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.

(b)	Represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.

(c)	Represents the unrealized loss (gain) on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility attributed to Toys-Canada.

(d)
Represents the fees expensed to our Sponsors in accordance with the advisory agreement. In June 2015, the advisory agreement was amended in order to reduce the advisory fees payable in fiscal 2015 and thereafter from $17 million to $6 million annually.

(e)	Represents certain litigation expenses and settlements recorded for legal matters.

(f)	Represents property losses and insurance claims recognized.

(g)	Represents store closure costs, net of lease surrender income.

(h)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.